UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EDUCATION MANAGEMENT CORPORATION

(Exact name of Registrant as Specified in its Charter)

Pennsylvania	25-1119571
(State of incorporation or organization)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box: ☒
Securities Act registration statement file number to which this form relates: 333-10385
     Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.01 par value
Preferred Share Purchase Rights

AMENDMENT NO. 2 TO FORM 8-A
     This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Education Management Corporation, a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on September 13, 1996, as amended by the Form 8-A/A (Amendment No. 1) filed by the Company with the SEC on October 29, 1996 (as amended, the “Original Form 8-A”).
ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
Item 1 of the Original Form 8-A is amended and supplemented by adding the following:
     The Company announced on March 6, 2006 that it had entered into an Agreement and Plan of Merger, dated as of March 3, 2006 (the “Merger Agreement”), between EM Acquisition Corporation, a Pennsylvania corporation (“Merger Co”), and the Company, pursuant to which, among other things, Merger Co will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.
     Immediately prior to the execution of the Merger Agreement, the Company and Mellon Investor Services, LLC, a New Jersey limited liability company (“ChaseMellon”), as successor to Mellon Bank, N.A., as Rights Agent, entered into Amendment No. 2 to Rights Agreement, dated March 3, 2006 (“Amendment No. 2”). Amendment No. 2 amended the Rights Agreement (“Rights Agreement”) entered into between the Company and Mellon Bank, N.A. on October 1, 1996, as amended by Amendment No. 1 to Rights Agreement entered into between the Company and ChaseMellon on November 19, 1999 (“Amendment No. 1”). Amendment No. 2 provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither Merger Co nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person, and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred, in each case solely by virtue of any Exempted Transaction. In addition, immediately prior to the Effective Time, but only if the Effective Time shall occur, the Rights Agreement, as amended, shall be terminated and the holders of the Rights shall not be entitled to any benefits thereunder.
     Amendment No. 2 is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended by Amendment No. 1 and Amendment No. 2.
ITEM 2. EXHIBITS

Exhibit No.	Description
1	Rights Agreement, dated as of October 1, 1996, between Education Management Corporation and Mellon Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.02 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997).

2	Amendment No. 2 to Rights Agreement, dated as of March 3, 2006, between Education Management Corporation and Mellon Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 9, 2006).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

Date: March 9, 2006	By:	/s/ John R. McKernan, Jr.

	Name:	John R. McKernan, Jr.
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1	Rights Agreement, dated as of October 1, 1996, between Education Management Corporation and Mellon Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.02 to the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997).

2	Amendment No. 2 to Rights Agreement, dated as of March 3, 2006, between Education Management Corporation and Mellon Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 9, 2006).